Consent of Independent Registered Public Accounting Firm

The Board of Trustees and Shareholders
Oak Associates Funds:


We consent to the use of our report dated December 28, 2004, with respect to the financial statements of the White Oak Growth Stock Fund, Pin Oak Aggressive Stock Fund, Red Oak Technology Select Fund, Black Oak Emerging Technology Fund, and Live Oak Health Sciences Fund, five of the portfolios constituting the Oak Associates Funds (the "Trust") as of October 31, 2004, incorporated herein by reference and to the references to our firm under the heading "Financial Highlights" in the Prospectus and "Independent Registered Public Accounting Firm" and "Experts" in the Statement of Additional Information.


/s/ KPMG LLP

Philadelphia, Pennsylvania
February 28, 2005